Exhibit 10.5

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

Development Agreement

Argos Therapeutics, Inc. (Argos) Invetech Pty Ltd (Invetech)

Development Agreement

Details		4
Agreed terms		5
1.	Defined terms & interpretation	5
2.	Development of the Production System	11
3.	Prototypes and acceptance procedures	15
4.	Terms of Payment	16
5.	Deferred Fees	17
6.	GST	20
7.	Replication Arrangement	21
8.	Intellectual property rights	21
9.	Confidential Information	25
10.	Inspection of Records	27
11.	Reliance on information, results, Products, etc	27
12.	Compliance and regulatory	27
13.	Representations and warranties	28
14.	Exclusion of warranties and limited liability	29
15.	Indemnity	31
16.	Insurance	32
17.	Term and termination	32
18.	Dispute resolution	35
19.	Good faith and Non-Solicitation	36
20.	Notices and other communications	36
21.	Miscellaneous	36
Schedule 1 – Key Details		39
Schedule 2 – Program Milestones		40
Schedule 3 – Generic Program IP		41
Schedule 4 – Invetech Key Personnel		43
Schedule 5 – Specialist Program IP		44

Schedule 6 – Invetech Intellectual Property	45
Signing page	46
Annexure A – Production System Requirements Specification	47
Annexure B – Program Management Plan	48
Annexure C – Proposals	49

Details

Date

Parties

Name	Argos Therapeutics, Inc.
Short form name	Argos
Notice details	4233 Technology Drive, Durham, NC 27704, USA
Attention: Chief Executive Officer

Name	Invetech Pty Ltd
ABN	45 004 301 839
Short form name	Invetech
Notice details	495 Blackburn Road, Mt Waverley, Victoria 3149, Australia Facsimile: +61 3 9211 7702
Attention: Chief Executive Officer

Background

A	Invetech develops biomedical, scientific instruments and production equipment.

B	Argos develops, manufactures and plans to market dendritic cell based therapies for a range of disease indications.

C
The Parties previously entered into that certain Development Agreement with an effective date of March 20, 2005 (the “Prior Agreement”) under which Invetech began development of the Production Systems.

D	The Parties have agreed that Invetech will further develop the Production Systems for Argos subject to the terms and conditions set out in this Agreement.

Agreed terms

1.	Defined terms & interpretation

1.1	Defined terms

In this Agreement:

 Affiliate in relation to a Party means any corporation, company, partnership, joint venture and/or firm that controls, is controlled by, or is under common control with that Party. For purposes of this definition, "control" shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities, provided that, if the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), then the maximum percentage permitted by law, provided that, such foreign investor has the power to direct the management and policies of such entity.

 Agreement means this agreement for the development of the Production System.

 Alpha Prototype means a Production System subsystem prototype or combination of subsystems integrated as a prototype meeting those sections of the Specification relevant to this prototype (essentially having all primary features of this component of the Production System and performing all primary functions of this component of the Production System in a manner representative of the production design of the Production System). These prototypes may be similar in appearance to the production design of the Production System, but may be constructed from soft tooled, rapid prototyped and fabricated components. Alpha Prototype descriptions and applications will be updated in the Program Management Plan.

 Argos Intellectual Property means Intellectual Property owned by or licensed to Argos (other than under this Agreement) which has been created independently of the Program and/or which Argos makes available to carry out the Program Works and includes (without limitation):

(a)	Intellectual Property developed pursuant to the Prior Agreement that is owned by Argos pursuant to the terms of the Prior Agreement; and

(b)	the Argos Marks; and

(c)	the Intellectual Property identified as Argos Intellectual Property in a Proposal and any improvements to such Intellectual Property; and

(d)	any Intellectual Property owned by or licensed to Argos existing before the Effective Date.

 Argos IP Licence has the meaning given to that term in clause 8(c).

 Argos Marks means Argos' corporate name and logo and all such other trademarks, trade names and designations now or in the future used by Argos in the conduct of its business, including without limitation ArcelisTM and names, marks and logos associated with the name Argos Therapeutics.

 Beta Prototype means a Production System subsystem prototype or combination of subsystems integrated as a prototype meeting those sections of the Specification relevant to these prototypes (essentially having all features of this component of the Production System and performing the functions of this component of the Production System in a manner representative of the production design of the Production System). This prototype will be substantially identical in design and appearance to the Invetech production design of the Production System. Components will be manufactured using production tooling, except when alternative manufacturing processes are authorised in writing by Argos. Beta prototypes are expected to be incorporated in the pre-production trials. Beta Prototype descriptions and applications will be updated in the Program Management Plan.

 Business Day means:

(a)	for receiving a notice under clause 17.2(c), a day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the notice is sent; and

(b)	for all other purposes, a day that is not a Saturday, Sunday, bank holiday or public holiday in Victoria, Australia.

 Business Hours means from 9.00am to 5.00pm on a Business Day.

 Completion of Development Stage means completion of that Development Stage in accordance with the relevant Proposals and End-of-stage Acceptance Plan.

 Completion of the Development in relation to the Production System means completion of the Program Works and all Development Stages substantially in accordance with the End-of-stage Acceptance Plan for the final Development Stage.

 Concept Demonstration Prototype means a concept demonstrator prototype of a component of the Production System meeting those sections of the Specification relevant to such prototype (essentially capable of facilitating experimentation and evaluation without employing final design electronics, software, firmware and mechanical systems).

 Confidential Information of a Party means:

(a)	all Intellectual Property of such Party (including all samples or component parts of the Production System and any Prototypes);

(b)	all other information designated as confidential at the time of disclosure or otherwise treated by that Party as confidential;

(c)	that part of all notes and other records prepared by that Party based on or incorporating information referred to in paragraphs (a) or (b);

(d)	all copies of information, and those parts of notes and records referred to in any of paragraphs (a), (b) and (c); and

(e)	this Agreement, its attachments, schedule and annexures, as well as any other document mentioned or referenced therein;

disclosed by that Party to the other Party or of which the other Party becomes aware, whether before or after the Effective Date, except information:

(f)	the other Party creates (whether alone or jointly with any third person) independently of that Party and with no direct or indirect link with the Program; or

(g)	that is public knowledge (otherwise than as a result of a breach of confidentiality by the other Party or any of its permitted disclosees).

 Coordination Committee means the committee with responsibilities as defined in clause 2.4 of this Agreement and membership as defined in the Program Management Plan.

 Deferred Fees has the meaning given to that term in clause 5.1.

 Deferred Fees Instalment Plan has the meaning given to that term in clause 5.4.

 Development Stage means a discrete component of work for the Program, which is identified as such in any Proposal.

 Effective Date means 7 October 2013.

 End-of-stage Acceptance Plan means the acceptance and completion procedures separately agreed as such in writing by the Parties for the purpose of establishing Completion of Development Stage. The End-of-stage Acceptance Plan for each Development Stage will specify Prototype/ Production System testing to be completed during the Development Stage to assess level of compliance relative to Specification requirements. End-of-stage Acceptance Plans will be reviewed and accepted by representatives from the Coordination Committee.

 Equipment means production tooling, moulds, assembly fixtures, test equipment, and semi-automated and automated equipment for the production of consumables that has been or is developed or acquired by Invetech in the course of developing the Production System.

 Generic Program Intellectual Property means that part of the Program Intellectual Property as is identified in Schedule 3 to this Agreement and as amended from time to time in a Proposal as being Generic Program Intellectual Property, it being understood that in no event shall any item developed specifically for use in the Program (including without limitation any disposable or consumable item or product developed in connection with the Program) constitute Generic Program Intellectual Property, except as expressly agreed in Schedule 3 or any subsequent Proposal.

 Gross Negligence means a degree of lack of care that evidences a deliberate disregard for consequences.

 GST means GST as defined in the A New Tax System (Goods and Services Tax) Act 1999.

 Immediate Payment Trigger Event means any of the events referred to in clause 5.6.

 Industry Standards means:

(a)	any international standards applicable from time to time to Production Systems;

(b)
any standard from time to time set by the regulatory authority of a country in which it is proposed to seek approval for the sale of Production Systems including, but not limited to the U.S., Australia, Russian Federation, Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova,  Tajikistan, Turkmenistan, Uzbekistan and Ukraine South Korea, Japan, China and European countries; or

(c)	where a standard is set in a country or internationally by a code of practice including a voluntary code then that standard.

 Inspect means to conduct a review or audit and Inspection has a corresponding meaning.

 Intellectual Property includes without limitation:

(a)
any invention or discovery, manner, method or process of manufacture, method or principle of construction, computer program, database, algorithm, integrated circuit, circuit layout or semiconductor chip layout or design, plan, drawing or design, or scientific, technical or engineering information or document;

(b)	any improvement, modification or development of any of the foregoing;

(c)
any patent, patent application, or similar rights for or in respect of any intellectual property referred to in paragraphs (a) or (b) together with the existing rights in and associated with the patents and patent applications (including but not limited to any listed in any Proposal) and rights in any related or associated patent or patent application based on or in relation to similar subject matter;

(d)
any confidential information (including trade secrets and know-how) or right of confidentiality in respect of any information or document or other intellectual property referred to in paragraphs (a) or (b);

(e)	any copyright or other rights in the nature of copyright subsisting in any works or other subject matter referred to in paragraphs (a) or (b);

(f)	any eligible electronic layout rights or other rights in any integrated circuit, circuit layout or semiconductor chip layout or design referred to in paragraphs (a) or (b);

(g)	any unregistered or registered trademarks, application for registration of a trademark, or similar rights (including without limitation the Invetech Marks and the Argos Marks);

(h)
any registered design, application for registration of a design, rights to a design, right to apply for registration of a design or similar rights for or in respect of any work referred to in paragraphs (a) or (b); and

(i)	all other rights resulting from intellectual activity in the industrial, commercial, scientific, literary or artistic fields,

in each case throughout the world and for the duration of the rights whether present or future, and without regard to the patentability or registrability of such rights.

 Invetech Intellectual Property means Intellectual Property owned by or licensed to Invetech (other than under this Agreement) which has been created independently of the Program and/or which Invetech makes available to carry out the Program Works and includes (without limitation):

(a)	the Invetech Marks;

(b)	the Intellectual Property identified as Invetech Intellectual Property in a Proposal and any improvements to such Intellectual Property;

(c)	any Intellectual Property owned by or licensed to Invetech existing before the Effective Date, including without limitation, the Intellectual Property listed in Schedule 6; and

(d)
all Intellectual Property rights in Invetech's ideas, concepts, tools, methodologies and know-how (whether or not used or provided by Invetech in the performance of Invetech's obligations under this Agreement) and any improvements or developments to them.

For clarification, Intellectual Property created in the course of the Program shall constitute Program Intellectual Property even if such Intellectual Property is an improvement to Invetech Intellectual Property.

 Invetech IP Licence has the meaning given to that term in clause 8(d).

 Invetech Key Personnel means Invetech core team members engaged in the Program. Schedule 4 details the personnel concerned as of the Effective Date and shall be modified to include any personnel that hereafter assume a level of involvement or responsibility in the Program comparable to that of the individuals listed on Schedule 4.

 Invetech Marks means Invetech's corporate name and logo and all such other trademarks, trade names and designations now or in the future owned and used by Invetech in the conduct of its business.

 Milestones for the Program will generally follow those specified in Schedule 2 (Program Milestones), as modified or expanded for any Development Stage in any Proposal. Milestones will be mutually agreed to in writing by the Coordination Committee.

 Module means an integrated assembly of components designed to or capable of undertaking one or more particular processing tasks necessary to produce RNA, cells and/or immunotherapies. Without limiting the generality of the foregoing, each of the following integrated assemblies of components that includes Specialist Intellectual Property is a "Module":  Centrifugation Vessels, Bag Expressor, Fluidics, Culture Bag Trays, Electroporation, Fill & Finish, RNA Dispense, Cellular Processing Disposable Sets, Plasma Processing Disposable Set, RNAIsolate Disposable, Pipette Head, Thermal Cycler Lid Sliding Boot, Tube Expressor, Spectrophotometer Cuvette Reader, Volumetric Cuvette Reader, Binding Column Manifold, Reagent Rack, Pipette Tip Rack, and Robot Arm Pickup Head.

 Parties means Invetech and Argos, and their permitted assigns and Party has a corresponding meaning.

 Performance Test Results means the records of tests performed on Prototypes and the Production System components, and separately agreed in writing between the Parties as being adequate to confirm presence of features and performance of functions in substantial compliance with the Specification.

 Production System means a Production System comprising a number of discrete components/modules able to perform the Arcelis immunotherapy manufacturing process in accordance with the Specification.

 Program means development of the Production System by Invetech in conjunction with Argos as contemplated by this Agreement.

 Program Inputs means all items, information (including Argos Intellectual Property and Invetech Intellectual Property), assistance and hardware reasonably required from each Party to complete the Program Works and as may be specified in Proposals as mutually agreed to by both Parties. Program Inputs provided by Argos shall be referred to as Argos Program Inputs and Program Inputs provided by Invetech shall be referred to as Invetech Program Inputs.

 Program Intellectual Property has the meaning given to that term in clause 8(b), but does not include the Argos Intellectual Property or the Invetech Intellectual Property.

 Program IP Licence has the meaning given to that term in clause 8(e).

 Program Management Plan means the plan annexed to this Agreement as Annexure B as may be amended by written agreement of the Parties from time to time.

 Program Works means all Development Stages and other work agreed to be conducted by Invetech for the Program under the Proposals and otherwise in accordance with this Agreement.

 Proposal means a document agreed in writing by both Parties under clause 2 as defining a Development Stage or part of a Development Stage of the Program, and includes any subsequent variation of the Proposal. Outstanding Proposals under this Agreement as of the Effective Date are listed in Annexure C.

 Prototype means a prototype of the Production System to evaluate specifications and test functional compliance in accordance with the Specification to be used for testing, analysis, marketing, evaluation and promotional purposes by Argos and for testing, analysis or evaluation by Invetech (and includes the Concept Demonstration Prototype and the Alpha and Beta Prototypes).

 Replication Arrangement has the meaning given to that term in clause 7.

 Specification means the performance and design requirements for the Production System as set out in Annexure A as may be amended from time to time by written agreement of the Parties.

 Specialist Program Intellectual Property means all Program Intellectual Property that is not Generic Program Intellectual Property.  Specialist Program Intellectual Property includes the Program Intellectual Property identified on Schedule 5, as amended from time to time by written agreement by the Parties.

 Subsystem means an integrated assembly of components and/or Modules capable of undertaking particular processing tasks necessary to produce cell based therapies or process nucleic acid.

 Sunset Date Trigger Event means:

(a)
If, upon interim review at 50% of events or at 75% of events, the DSMB recommends closing the Trial early based upon superiority indicating a positive efficacy outcome in favour of the active treatment arm that contains AGS-003: 30 June 2016; or;

(b)	If the Trial is not closed early at one of the interim analyses based upon review by the DSMB and proceeds to 100% of events or final data: 31 December 2016; or

(c)	31 December 2016.

 Taxes means all duties, taxes, imposts, deductions, charges and withholdings imposed on Invetech or Argos with respect to the transactions contemplated under this Agreement (other than any income taxes) including, without limitation, GST or any like or replacement tax, together with any interest, penalties, charges, fees or other amounts payable on or in relation to such Taxes, and 'Tax' will be construed accordingly.

 Technical Failure with respect to any aspect of the Program Works will occur if either Party forms the view (and notifies the other Party in writing) that Completion of a Development Stage is unable to be achieved despite the application by Invetech of reasonable commercial efforts to do so. The Party claiming that a Technical Failure has occurred must provide to the other Party a detailed description of such failure and the potential reasons why it cannot be overcome.

 Trial means the phase 3 trial of autologous dendritic cell immunotherapy (AGS-003) plus standard treatment of advanced renal cell carcinoma (ADAPT).

1.2	Interpretation

In this Agreement, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)
a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this Agreement, and a reference to this Agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to AUD, A$, $A, dollar or $ is to Australian currency and a reference to USD, $US, US$ is to the currency of the United States of America;

(f)	a reference to time is to Victoria, Australia time;

(g)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(h)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(i)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(j)	a rule of construction does not apply to the disadvantage of a Party because the Party was responsible for the preparation of this Agreement or any part of it; and

(k)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.

1.3	Headings

Headings are for ease of reference only and do not affect interpretation.

2.	Development of the Production System

2.1	Proposals

(a)
Each Development Stage of the Program Works including but not limited to estimated and/or agreed fees, expenses and costs will be agreed in writing between the Parties in a Proposal, which will form part of this Agreement upon execution by both Parties (it being acknowledged that there may be multiple Proposals and Development Stages active under this Agreement at any one time).

(b)	Invetech will prepare Proposals jointly with Argos for all aspects of the Program and the Parties agree that each Proposal will detail:

(i)	the Development Stage or Development Stages to be addressed by the Proposal;

(ii)	relevant development activities, outputs and Milestones (where applicable);

(iii)	an estimated schedule for each Development Stage;

(iv)	estimated and/or agreed costings (time, Equipment and expenses) and the payment schedule applicable to each Development Stage;

(v)	the extent (if any) to which the Proposal supersedes, modifies or replaces any previous Proposal or other provision in the Agreement;

(vi)	the Program Inputs to be provided with regard to the Development Stage;

(vii)	a non-exhaustive description if applicable of each Party's Intellectual Property used or likely to be used for the Development Stage.

2.2	Invetech's development obligations

(a)	Invetech must use reasonably diligent endeavours to achieve Completion of each Development Stage in accordance with the applicable Milestones and the terms of this Agreement (including Proposals).

(b)
Invetech shall use its reasonable diligent endeavours to set forth in each Proposal all Program Inputs. In the event that a Proposal fails to identify a Program Input which Invetech ought reasonably to know would be required as part of the Proposal, Invetech shall be responsible for providing such Program Input at no further charge to Argos, unless otherwise agreed in writing between the Parties.   Otherwise, if any item, information (including Argos Intellectual Property and Invetech Intellectual Property), assistance or hardware reasonably required to complete a Development Stage is not specified in the relevant Proposal, then the Parties will agree in writing (such agreement not to be unreasonably withheld) on a variation to the relevant Proposal specifying whether such item, information, assistance or hardware is to be considered an Argos Program Input or an Invetech Program Input and specifying an agreed variation to the fees, expenses and costs, which variation will form part of this Agreement upon execution by both Parties.

If the parties are unable to reach agreement on a variation to the relevant proposal such variations are to be referred to the dispute resolution procedures under clause 18.

(c)	Invetech will keep Argos regularly and periodically informed of the progress of the Program Work under this Agreement by:

(i)	Regularly updating the Joint Action List (JAL) following project teleconferences (weekly), other reporting and project communications as detailed in each Proposal; and

(ii)	regular telephone conferences, videoconferences or visits. For the avoidance of doubt, these may include meetings of the Coordination Committee,

(d)	Invetech will provide Invetech Program Inputs as required under Section (b), as provided for in Proposals or as otherwise agreed between the Parties from time to time.

(e)
Both Parties agree that, due to the evolution of Industry Standards or legal, regulatory or commercial considerations, changes in Proposals and the Specification may be required and that neither Party will unreasonably withhold consent to any change in this regard. Invetech may, however, withhold consent to any change in a Proposal or Specification if Argos will not accept consequential reasonable changes to Invetech's fees, costs and timing under Proposals. Any change agreed to the Specification or any Proposal must be in writing signed by both Parties or their authorised representatives as specified in Proposals from time to time unless otherwise nominated in writing.

(f)
The Program Work shall not be performed outside of Invetech's facilities, except in the normal course of Invetech's activities or unless otherwise agreed in writing between the Parties, provided that Invetech may use vendors of custom materials and similar qualified sub-contractors whether or not operating on Invetech premises, in the ordinary course of business so long as the use of such third parties does not result in the unauthorised disclosure of Confidential Information or prevent Invetech from assigning any intellectual property rights to Argos that would otherwise be assigned under this Agreement.

(g)
Invetech will use reasonable efforts to identify in each Proposal any material portion of its obligations thereunder that will be performed by sub-contractors, not operating routinely on Invetech premises.

(h)
The Program Management Plan may identify one or more named employees of Invetech to work on the Program in key positions (the Key Positions).  Replacement of employees in Key Positions will be managed by the Coordination Committee. Invetech will replace any personnel who leave Key Positions with equivalently qualified persons as soon as reasonably possible.

2.3	Argos Development Obligations

(a)	Argos must use reasonably diligent endeavours to execute Proposals and supply Invetech with all requisite Argos Program Inputs to complete the Program Works:

(i)	in a timely manner;

(ii)
in sufficient quantities and of adequate quality (including having regard to fundamental performance and/or capacity requirements as specified in writing between the Parties) to enable Invetech to meet its obligations under this Agreement;

(iii)	at Argos' cost; and

(iv)	at Argos' risk.

(b)	Argos acknowledges and agrees that

(i)
any material delay in its supply of the requisite Argos Program Inputs, its execution of a Proposal, or the Parties' execution of an agreed variation under clause 2.2(b) may require consequential changes to Invetech's fees, costs and timing under Proposals and that Argos will not unreasonably withhold its consent to any such reasonable changes; and

(ii)
Invetech will not be liable for any failure or delay in the performance of its obligations under this Agreement if that failure or delay is due to a failure or delay of Argos to provide requisite Argos Program Inputs or to execute a Proposal, or a failure or delay of the Parties to execute an agreed variation under clause 2.2(b), so long as Invetech provides timely written notice to Argos regarding such failure or delay.

(c)	The cost of the development or acquisition of the Equipment, and its reasonable use and maintenance, is included in the payments made by Argos for the Program Works.

(d)	Argos shall ensure that access to its premises is available on reasonable notice to Invetech and/or its nominated representatives for the purpose of Invetech's performing under this Agreement.

2.4	Responsibilities of the Coordination Committee

(a)
During all the term of this Agreement, the Parties will use their reasonable commercial efforts in order to properly coordinate the Program. Each of the Parties shall appoint for that purpose two (2) individuals who will constitute the Coordination Committee. The initial members of such Coordination Committee shall be:

(i)	for Argos: [**]

(ii)	for Invetech: [**]

Each Party may change its representatives at any time during the term of this Agreement, by giving the other Party at least ten days prior written notice.

(b)
Members of the Coordination Committee from each of the Parties shall hold conferences in person, by teleconference or by videoconference on a regular basis during the term of this Agreement. The site, date and proposed agenda of any meeting shall be determined by mutual agreement between the members of the Coordination Committee in a timely manner. All items discussed during such meetings shall be summarised in written minutes.

(c)
Decisions of the Coordination Committee shall be valid only if made (i) in the presence of at least one representative of each Party and (ii) unanimously. Where such unanimous agreement cannot be reached after thirty days the provisions of clause 18 (other than 18.1(b)) hereof shall subsequently apply.

(d)	The Coordination Committee will oversee the Program Works, including:

(i)	monitoring the overall schedule and progress of the Program Works, including achievement of Milestones and Completion of Development Stages and Prototypes;

(ii)	supervising and recording the exchange of Confidential Information between the Parties;

(iii)	in concert with patent counsel, discussing and dealing with Intellectual Property-related issues that arise from time to time;

(iv)	reviewing End of Stage Acceptance Plans;

(v)
in concert with patent counsel, reviewing and determining in good faith whether any Intellectual Property used in relation with the Program Works qualifies as Argos Intellectual Property, Invetech Intellectual Property or Program Intellectual Property;

(vi)
determining whether some external circumstances, including without limitation changes in the regulatory constraints, evolutions in marketing requirements or changes in the Industry Standards require a modification of the Program Works or an amendment to this Agreement;

(vii)
if a Technical Failure occurs, designing promptly any modified Proposal likely to enable the Parties to circumvent such Technical Failure and, in the absence of any solution, monitoring the subsequent termination of this Agreement in compliance with the provisions of clause 17 hereof;

(viii)	using its reasonable commercial efforts to settle any Dispute arising out of the performance or interpretation of this Agreement; and

(ix)	managing the removal, involvement and replacement of personnel in Key Positions.

3.	Prototypes and acceptance procedures

3.1	Prototypes

(a)	Prototypes will be developed and provided by Invetech in accordance with the terms of this Agreement (including Proposals).

(b)
Argos and Invetech recognise that neither Party will have any liability in relation to the testing of Prototypes other than as is specified in the relevant Proposals and relevant End-of-stage Acceptance Plan.

3.2	Acceptance and Completion Procedures

(a)	Acceptance by Argos of Prototypes and Completion of a Development Stage will be governed by the relevant End-of-stage Acceptance Plan and Proposals.

(b)	Acceptance by Argos of the Production System will be governed by the End-of-stage Acceptance Plan for the final Development Stage mutually agreed to or developed by Invetech and Argos in writing.

3.3	Title and Risk in Equipment; Prototypes and Production Systems

(a)
Title in Equipment, Prototypes and other deliverables will only pass to Argos on payment being made in full by Argos for all Program Works, including payment of all Deferred Fees, together with all interest accrued in accordance with clause 5.2. Risk in Equipment and Prototypes will pass to Argos on delivery to Argos. Title and risk of loss to Production Systems will pass to Argos upon delivery to Argos, subject, however, to Invetech’s security interest granted pursuant to clause 5.7.  Delivery will be ExWorks, Invetech's facility as defined in Incoterms 2010.

(b)
Argos shall pay any Taxes payable in relation to the supply of Equipment and Prototypes (other than income Tax payable by Invetech), except to the extent such Taxes are collected by Invetech for payment on Argos’ behalf.

4.	Terms of Payment

4.1	Currency

Fees, expenses and costs quoted in Proposals will be specified in United States dollars and will be paid by Argos in United States dollars.

4.2	Invoicing and Payment

(a)
Invetech will submit invoices to Argos in accordance with the invoicing schedule in the Proposal or as otherwise specified in this Agreement. The amount specified in each invoice will be calculated by reference to the amount specified in the applicable Proposal.

(b)	Each invoice issued by Invetech will identify

(i)	the amount that is immediately payable in accordance with clause (c); and

(ii)	the amount for which payment is to be deferred in accordance with clause 5.1 Fees to be deferred.

(c)
Payment of invoices for development of the Production System and otherwise in connection with the Program Works must be made to Invetech by Argos within [**] days of the date each invoice is received by Argos.

(d)	All invoices are payable to Invetech by electronic funds transfer to the bank account set out in Schedule 1 (or as otherwise advised in writing by Invetech from time to time).

(e)
If any Prototype, Production System or other deliverables fail to comply in all material respects with requirements set forth in this Agreement and applicable Proposal, including Specifications and End-of-stage Acceptance Plans (Defective Deliverable), Argos may withhold payment thereof until Invetech has:

(i)	made reasonable endeavours to correct the Defective Deliverable; or

(ii)	replace the Defective Deliverable,

except that Argos agrees not to withhold any such payment if, acting reasonably, the Parties agree that it appears more likely than not, that a defect in one or more of the Argos Program Inputs is contributing to the problem.

(f)
If Argos has paid for a Defective Deliverable, Invetech shall, promptly after receiving written notice from Argos and at Argos’ option, either repair the Defective Deliverable at no cost to Argos, replace the Deliverable at no cost to Argos, or accept return of and reimburse Argos for the price of the Defective Deliverable (and forgive any portion of the Deferred Fees attributable to the Defective Product).

4.3	[Reserved]

4.4	Delivery and shipping of materials to Invetech

All transportation charges (including shipping insurance) for Argos Program Inputs or other materials to be shipped to Invetech under this Agreement will be paid for by Argos (with any costs incurred by Invetech to be invoiced to Argos for payment in addition to payments required under or specified in Proposals).

4.5	Bonus payment

(a)
Argos acknowledges that the fees set out in Proposals are calculated by Invetech by applying a discounted rate of [**]% of Invetech's usual rates for comparable services.  The difference between the fees set out in Proposals and the fees that would have been payable if Invetech had applied its usual rates for comparable services is referred to as the Discount. For the avoidance of doubt Invetech is applying a [**]% discount to its’ usual fee rates for the Argos Program which amounts to the Discount.

(b)
If (A) the Trial is stopped early by the DSMB at one of the interim analyses for superiority associated with the AGS-003 containing arm or if the study meets the primary endpoint of overall survival at the 100% of events analysis with either result indicating a positive study, and (B) Invetech has timely completed all activities scheduled to be completed as of the date the Trial is stopped, then Invetech may invoice Argos for an amount equal to the Discount.  For the avoidance of doubt, any amount payable under clause 4.5 shall not be secured by the security interest granted pursuant to clause 5.7.

5.	Deferred Fees

5.1	Fees to be deferred

(a)	Invetech agrees to defer the payment of a portion of its fees (Deferred Fees) in accordance with the following principles:

(i)
subject to paragraph (ii), the amount to be deferred in a calendar year will be 30% of the fees accrued in that calendar year, with the deferral of fees to be applied in the last calendar quarter of that calendar year; provided, however, that to the extent the amounts otherwise payable during the last calendar quarter are not 30% of the fees accrued in such calendar year, such shortfall shall be a credit against invoices payable in the next calendar year;

(ii)	the total amount of the fees to be deferred is not to exceed $US5,000,000; and

(iii)	subject to paragraphs (i) and (ii), the amount of Invetech's fees that are to be deferred will be set out in individual Proposals from time to time in accordance with the terms of this Agreement.

(b)
The amount of Deferred Fees will be set out in invoices issued by Invetech to Argos in accordance with clause 4.2.  The date of any invoice that sets out Deferred Fees will be the "Deferral Date" for those Deferred Fees.

5.2	Interest

All Deferred Fees will accrue interest at the rate of [**]% per annum calculated daily (on the basis of a 365 day year) from the Deferral Date for those Deferred Fees until the date that those Deferred Fees are paid in full.

5.3	Sunset Date Trigger Event

Subject to clause 5.5, if a Sunset Date Trigger Event occurs, Argos must pay the Deferred Fees, together with all interest accrued in accordance with clause 5.2:

(a)	in accordance with the Deferred Fees Instalment Plan; or

(b)	if no Deferred Fees Instalment Plan has been selected, within 90 days of that Sunset Date Trigger Event.

Interest in accordance with clause 5.2 will continue to accrue on any unpaid Deferred Fees until those Deferred Fees are paid in full.

5.4	Deferred Fees Instalment Plan

On the occurrence of a Sunset Date Trigger Event, Argos shall by written notice to Invetech select one of the following instalment payment plans (Deferred Fees Instalment Plan):

(a)	a single payment to be made within [**] days of the occurrence of the Sunset Date Trigger Event;

(b)	4 equal payments of the then current amount of Deferred Fees (plus interest) on the following dates:

(i)	Payment 1: within [**] days of the occurrence of the Sunset Date Trigger Event;

(ii)	Payment 2: [**] days after on the occurrence of the Sunset Date Trigger Event;

(iii)	Payment 3: [**] days after on the occurrence of the Sunset Date Trigger Event; and

(iv)	Payment 4: [**] days after on the occurrence of the Sunset Date Trigger Event;

(c)	8 equal payments of the then current amount of Deferred Fees (plus interest) on the following dates:

(i)	Payment 1: within [**] days of the occurrence of the Sunset Date Trigger Event;

(ii)	Payment 2: [**] days after on the occurrence of the Sunset Date Trigger Event;

(iii)	Payment 3: [**] days after on the occurrence of the Sunset Date Trigger Event;

(iv)	Payment 4: [**] days after on the occurrence of the Sunset Date Trigger Event;

(v)	Payment 5: [**] days after on the occurrence of the Sunset Date Trigger Event

(vi)	Payment 6: [**]days after on the occurrence of the Sunset Date Trigger Event;

(vii)	Payment 7: [**] days after on the occurrence of the Sunset Date Trigger Event; and

(viii)	Payment 8: [**] days after on the occurrence of the Sunset Date Trigger Event.

5.5	Immediate payment of Deferred Fees

All unpaid Deferred Fees, together with all interest accrued in accordance with clause 5.2 will become immediately due and payable and must be paid by Argos on the occurrence of any Immediate Payment Trigger Event.

5.6	Immediate Payment Trigger Events

The following events will constitute "Immediate Payment Trigger Events" for the immediate payment of all unpaid Deferred Fees together with all interest accrued in accordance with clause 5.2 without the need for any further demand or notice:

(a)	termination of this Agreement for any reason other than by Argos pursuant to Clause 17.2(d);

(b)
Argos commences a voluntary Insolvency Proceeding or an involuntary Insolvency Proceeding is commenced against Argos and not dismissed or stayed within sixty (60) days. The term Insolvency Proceeding means any proceeding by or against Argos under the United States Bankruptcy Code, or any comparable state bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.  Argos covenants to not grant any third party a security interest in any Collateral until such time as all Deferred Fees have been paid;

(c)
if the Trial is cancelled or discontinued for any reason other than the Trial closing early at one of the interim analyses due to recommendation by the DSMB for superior efficacy associated with the active treatment arm with AGS-003;

(d)	if Argos elects not to proceed with the Replication Arrangement;

(e)	if Argos defaults on any payment under clause 5.3 and does not remedy such default within [**] days of receipt of written notice of default; or

(f)	if Argos defaults on two or more payments under clause 5.3, whether or not those defaults are subsequently remedied.

5.7	Security for payment

Argos acknowledges and agrees that the Deferred Fees represent the value that Invetech is providing to Argos to purchase the Prototypes and Production Systems.  To secure the payment of the Deferred Fees (and interest accrued in accordance with clause 5.2), Argos hereby grants to Invetech a security interest in and to all of Argos’ right, title and interest in and to the Prototypes and Production Systems and the Program Intellectual Property conceived on or after the Effective Date (Collateral), which security is:

(a)	a continuing purchase money security interest to the extent that it secures the payment of the Deferred Fees; and

(b)	is not a purchase money security interest to the extent that it secures more than the purchase price of the Collateral,

until such time as the Deferred Fees (and interest accrued in accordance with clause 5.2) have been paid in full.  At any time and from time to time, Argos shall, at the request of Invetech, execute and deliver to Invetech one (1) or more financing statements pursuant to the applicable commercial law in effect in the jurisdiction where the Collateral resides. Invetech acknowledges and agrees that:

(c)	Argos has granted a security interest in the Collateral to its senior lenders (and their respective successors and assigns) that is expressly subordinate to Invetech's security interest; and

(d)	Argos may from time to time grant a security interest in and to the Collateral to a third party, provided that such security interest is made subordinate to Invetech's security interest.

6.	GST

6.1	Interpretation

Words or expressions used in this clause 6 which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Commonwealth) (GST Act) have the same meaning in this clause.

6.2	Argos GST warranties

Argos warrants that as at the date of this Agreement and for the duration of this Agreement (including but not limited to the duration of any Proposal entered into under this Agreement):

(a)	it is not incorporated in Australia;

(b)	it is not registered in Australia as a foreign corporation or body;

(c)	it is not present in Australia in relation to the supplies to be made under or in connection with this Agreement;

(d)	it is not registered or required to be registered for GST purposes;

(e)	it is not an Australian resident for income tax purposes;

(f)	the services supplied by Invetech under this Agreement are exports or are for consumption outside Australia; and

(g)	any goods supplied by Invetech pursuant to this Agreement will not be imported into Australia following their export.

6.3	Understanding of the Parties

On the basis of the warranties in clause 6.2, the Parties understand that any supply made or to be made by Invetech under or in connection this Agreement is GST-free in accordance with Subdivision 38-E of the GST Act.

6.4	Gross up of consideration

Despite any other provision in this Agreement, including clause 6.2 and clause 6.3, if Invetech makes a supply under or in connection with this Agreement on which GST is imposed (not being a supply the consideration for which is specifically described in this Agreement as GST inclusive):

(a)
the consideration payable or to be provided for that supply under this Agreement but for the application of this clause (GST exclusive consideration) is increased by, and Argos must also pay to Invetech an amount equal to the GST exclusive consideration multiplied by the prevailing rate of GST at the time the supply is made; and

(b)
subject to clause 6.6, the amount by which the GST exclusive consideration is increased must be paid to Invetech by Argos without set off, deduction or requirement for demand, at the same time as the GST exclusive consideration is payable or to be provided.

6.5	Reimbursements (net down)

If a payment to a Party under this Agreement is a reimbursement or indemnification, calculated by reference to a loss, cost or expense incurred by that Party, then the payment will be reduced by the amount of any input tax credit to which that Party is entitled for an acquisition to which that loss, cost or expense relates.

6.6	Argos Warranty

If GST is payable by Invetech in relation to a supply and the consideration for that supply was not increased under clause 6.4 as the Parties mistakenly consider the supply to be GST-free, Argos will pay the amount by which the GST exclusive consideration is increased on account of GST under 6.4(a) (provided that any interest or penalty imposed by the Commissioner of Taxation on Invetech shall be borne by Invetech except to the extent that such interest or penalty arises as a result of any breach by Argos of the warranties under clause 6.2, or as a result of any other matter within Argos' control if Invetech has notified Argos of the required action in writing giving Argos reasonably adequate time to take the required action or Argos knows the required action) within [**] days of receiving a notice in writing from Invetech to do so.

7.	Replication Arrangement

On Completion of the Development and on the terms and conditions  to be negotiated in good faith by the parties as soon as practicable (Replication Arrangement):

(a)
Argos will exclusively acquire, and Invetech will supply, Production Systems, components, subsystems and spare parts to the value of USD25 million. For clarification, under this Development Agreement, Argos will purchase for comparability testing and possible commercial manufacturing, one Production System consisting of one each of the following seven pieces of equipment: i) Pebbles, ii) Rocky II, iii) Plasma, iv)  Monocyte Isolation and Culture, v) TIP, vi) Electroporation and vii) Formulation.  The total cost of any subsequent purchases of the foregoing equipment or components thereof will be applied towards the USD25 million that Argos must spend under the Replication Arrangement.

(b)
After Argos has acquired from Invetech, under the Replication Arrangement,  Production Systems, components, subsystems and spare parts to the value of USD25 million, Argos will have the right to approach alternate automation providers for a competitive quote for the supply of Production Systems. Should this quoting process deliver a quoted price less than Invetech’s supply price on substantially the same or better terms, Invetech will have a right of first refusal to match the reduced price and terms. If Invetech is unwilling to match this reduced price and terms, then Argos will have the right to source Production Systems from the competitive supplier.

8.	Intellectual property rights

(a)	Argos shall retain ownership of any Argos Intellectual Property. Invetech shall retain ownership of any Invetech Intellectual Property.

(b)
Invetech shall promptly notify Argos in writing upon Invetech’s conception of any Intellectual Property that is created as a direct result of undertaking the Program (such rights being referred to as the Program Intellectual Property).  Subject to clause (a) and provided that Argos has paid to Invetech all outstanding fees and charges due to Invetech in connection with  the Services attributable to the conception of such Program Intellectual Property other than the Deferred Fees, Invetech agrees to and does hereby assign to Argos all of Invetech’s right, title and interest in and to the Program Intellectual Property and Invetech will (at Argos' request and cost) do those things reasonably necessary to effect the registration of such assignment.

Argos must, on request by Invetech from time to time, provide to Invetech full details (including copies of all relevant documentation) of any application for registration (whether as a registered patent, a registered design or otherwise) of the Program Intellectual Property or any part of it. All such information shall constitute Confidential Information of Argos.

If, during the term of this Agreement, Invetech becomes aware that the Program Works may lead to a possible infringement of any third party's Intellectual Property rights, it will promptly so notify Argos’ in house counsel orally and both parties will cooperate (at Argos' expense) in order to circumvent any risk arising from such situation. Invetech represents and warrants that at the time of assignment of any portion of the Program Intellectual Property to Argos, such assigned Program Intellectual Property shall not, to the best of Invetech's knowledge at the time of assignment, infringe upon any intellectual property right of any third party unless such third party intellectual property is specifically disclosed to Argos at or prior to the time of assignment.

Invetech will, to the extent defined in relevant Proposals (prepared by Invetech jointly with Argos) and at Argos' expense, provide assistance to carry out searches in relation to the Program in order to identify potential infringements of prior patents and pending applications or design registrations. Where no such request is made and agreed in writing by Invetech or the search requested by Argos is inadequate to identify relevant matters, Argos is deemed to have assumed responsibility for these matters.  Invetech will use reasonably diligent efforts to notify Argos if it considers that the search requested by Argos is inadequate to identify relevant matters.

(c)
Argos grants to Invetech a worldwide, royalty-free licence to use the Argos Intellectual Property only to the extent necessary to allow Invetech to perform its obligations under this Agreement (Argos IP Licence).

(d)
Invetech grants to Argos an irrevocable, worldwide, transferable, non-exclusive, royalty-free licence with the right to sublicense to use such of the Invetech Intellectual Property as is embodied in the Production Systems (or Prototype, components, Module, Subsystem, improvement or derivation of any of the foregoing) or included within any documentation or other deliverable delivered under this Agreement, in each case only to the extent necessary to enable Argos (independently or through one or more affiliates or third parties) to make, have made, use, commercialise, improve and sell Production Systems (and any Prototype, components, Module, Subsystem, improvement or derivation of any of the foregoing) (Invetech IP Licence).

(e)
Subject to paragraphs (f), (g) and (i), Argos grants to Invetech a perpetual, irrevocable, royalty-free, worldwide licence to use and improve (including the right to sublicense) the Program Intellectual Property created by Invetech for any purpose that does not involve cell-based immunotherapy or the use of dendritic cells (Program IP Licence); provided, however that the restriction on cell-based immunotherapy or the use of dendritic cells shall not apply to Program Intellectual Property conceived after the Effective Date to the extent Invetech terminates this Agreement pursuant to Section 17.2(d)(i) for Argos’ failure to make payments required pursuant to this Agreement.  Notwithstanding the foregoing, the Program IP License does not include a license under Program Intellectual Property that Argos maintains as a trade secret under applicable law.

(f)
Invetech's right to use any Specialist Program Intellectual Property (other than for the purposes of this Agreement) is subject to mutual written agreement of the parties, such agreement not to be unreasonably withheld. For clarification but without limitation, Argos may require advance review of any proposed use and may reasonably withhold its consent from (A) any use that relates to the discovery, development or production of drugs, vaccines or other products for the treatment of diseases, disorders or transplantation rejection, or (B) any use that would cause Argos to violate a third party agreement.

(g)	Nothing in clause 8(f) shall be deemed to authorize Invetech to, and Invetech hereby agrees that it will not:

(i)	provide to any Affiliate or third party (A) any Prototype or Production System or (B) any Module or Subsystem or (C) any improvement or derivation of any of the foregoing;

(ii)
grant any Affiliate or third party any license or other rights with respect to (A) any Prototype or Production System or (B) any Module or Subsystem or (C) or any improvement or derivation of any of the foregoing; or

(iii)	utilize for the benefit of any Affiliate or third party (A) any Prototype or Production System or (B) any Module or Subsystem or (C) any improvement or derivation of any of the foregoing.

(h)
Notwithstanding clauses 8(f) and 8(g) above but subject to clause 8(i) below, Argos grants Invetech a perpetual, irrevocable, royalty-free, worldwide license to use and improve (including the right to sublicense) the following Specialist Program Intellectual Property solely for diagnostic purposes:

(i)
means of detecting fluid presence by ultra-sonic or optical detection using refraction and reflection techniques to measure the volume removed from a cuvette by detecting when it is empty for nucleic acid processing.

(i)
With respect to any sublicense or other arrangement whereby Invetech makes available to any Affiliate or third party any Module or  Subsystem that includes Specialist Program Intellectual Property or any Specialist Program Intellectual Property whether pursuant to clause 8(h) or otherwise, Invetech shall (1) provide Argos with a copy of any agreement granting such rights or making such Module, Subsystem and/or Specialist Program Intellectual Property available; and (2) include in any such agreement express use limitations consistent with this agreement and provisions that grant Argos the unrestricted right to enforce such limitations directly against the Affiliate or third party.

(j)
The parties acknowledge that they have a shared community of legal interest in the development of a Production System that can be manufactured, used, sold and otherwise commercialized without infringing the intellectual property rights of any third party. The parties may exchange confidential attorney-client communications to advance certain common legal interests in accordance with this Agreement, and shall not disclose such communications to a third party, nor to employees of either party who do not have a need to know the content of such communication. In furtherance of the foregoing, at Argos' discretion, the following process may take place in connection with any Development Stage:

(i)	Argos manages the Intellectual Property strategy and initial patent search, in its discretion and at its expense;

(ii)	Argos engages U.S. patent counsel skilled in the appropriate areas to execute the search;

(iii)	Argos reviews the search results;

(iv)
Invetech uses its reasonable endeavours to incorporate into the designs (at Argos' expense and subject to agreement by the parties as to changes to Invetech's fees, costs and timing under the Proposals, such agreement not to be unreasonably withheld by Argos) such patent search feedback as is required in writing by Argos;

(v)	Argos, in its discretion and at its expense, may obtain a noninfringement opinion from the patent law firm on preliminary designs;

(vi)	the Parties review the noninfringement opinion and agree on mitigation strategies for any identified risks;

(vii)
Invetech uses its reasonable endeavours to incorporate into the designs (at Argos' expense and subject to agreement by the parties as to changes to Invetech's fees, costs and timing under the Proposals, such agreement not to be unreasonably withheld by Argos) such technical risk mitigation measures as are required in writing by Argos; and

(viii)	Argos, in its discretion and at its expense, addresses any commercial risk mitigation (including without limitation procuring licenses).

(k)
For the duration of the Program and for [**] years after expiration or earlier termination of this Agreement, Invetech will ensure that Invetech's project team members do not work on a competitive program wherein any of the following processes, 1) RNA extraction and amplification, 2) cell enrichment and maturation or 3) antigen loading and vaccine dispensing, are used in the production of cell therapies.  For the purposes of this clause (k):

(i)	Invetech's project team members means then current employees of Invetech or Invetech Inc. who have done more than [**] weeks work on the Program;

(ii)
a competitive program is one that develops production systems that produce products for use in cell therapy to treat cancer or HIV, wherein the therapeutic product is living cells that present antigen to immune cells and is not a T cell product.

(l)
Where Invetech proprietary software is embodied in a Production System or Prototype, Invetech grants to Argos a non-exclusive, worldwide, free licence to use the executable code of the Invetech proprietary software on the following terms:

(i)	the Invetech proprietary software must be used only as part of the Production System or Prototype;

(ii)	Argos must not reverse engineer, decompile, reproduce or use the Invetech proprietary software other than as part of the Production System or Prototype; and

(iii)
Invetech is under no obligation to make available to Argos the source code for the Invetech proprietary software.  If Argos requires the source code for the Invetech proprietary software, the parties may agree a separate Proposal setting out the basis on which that source code is provided.

9.	Confidential Information

9.1	Obligation of Confidentiality

Each of the Parties agrees that it will use reasonable commercial efforts to keep and ensure that its employees and other permitted disclosees (including employees of its Affiliates involved in the Program) keep confidential the Confidential Information of the other Party disclosed to it by the other Party, on the terms of this Agreement.

9.2	Permitted disclosure

Each Party may disclose Confidential Information of the other Party only to persons who:

(a)	have a need to know for the purposes of this Agreement (and only to the extent that each has a need to know); and

(b)	before disclosure:

(i)	in the case of that Party's officers and employees, have been directed by that Party to keep confidential all Confidential Information of the other Party; and

(ii)
in the case of other persons (including subcontractors appointed under clause 2.2), have agreed in writing with that Party to comply with or are otherwise bound by substantially the same obligations in respect of Confidential Information of the other Party as those imposed on that Party under this Agreement,

(each a Direction).

(c)
For clarification, it is expressly understood that Argos is authorized to disclose Confidential Information associated with the Program and Production Systems with Argos' sublicensees and commercial collaborators as may be necessary or useful in connection with the development and commercialization of Production Systems, components thereof or products produced with the use of such system or components thereof. Any such disclosure must be in accordance with and subject to clause 9.

9.3	Duties of Parties

(a)	Non-Disclosure and Use

Each Party will use reasonable commercial efforts to ensure that its employees and other permitted disclosees do not:

(i)	disclose all or any of the Confidential Information of the other Party to any other person without the prior written consent of the other Party except:

(A)	as permitted under clause 9.2; and

(B)	to the extent (if any) that Party is required by law to disclose any Confidential Information;

(ii)	use all or any of the Confidential Information of the other Party otherwise than for the purposes of this Agreement; or

(iii)	copy the Confidential Information of the other Party otherwise than for the purposes of this Agreement.

(b)	Uncertainty

If either Party is uncertain as to whether any information is Confidential Information of the other Party, that Party will treat the information as if it were Confidential Information of the other Party and as not being in the public domain unless and until the other Party agrees in writing that the information is in the public domain.

(c)	Precautions

Each Party will take all reasonable precautions to maintain the confidentiality of and to prevent the unauthorised disclosure or use of the Confidential Information of the other Party.

(d)	Unauthorised Disclosure or Use

Each Party must:

(i)	use reasonable commercial efforts to ensure that each person to whom it discloses Confidential Information of the other Party under clause 9.2 complies with its Direction; and

(ii)
immediately notify the other Party of any actual or suspected breach of a Direction or other unauthorised disclosure or use of the Confidential Information of the other Party of which that Party becomes aware and will take all steps which the other Party may reasonably require in relation to such unauthorised disclosure or use.

9.4	Disclosure required by law

If a Party is required by law or the requirements of a securities exchange upon which such Party is listed to disclose any Confidential Information of the other Party to a third person (including, but not limited to, government) that Party must:

(a)	before doing so use its best efforts to:

(i)	notify the other Party; and

(ii)	give the other Party a reasonable opportunity to take any steps that the other Party considers necessary to protect the confidentiality of that information; and

(b)	notify the third person that the information is Confidential Information of the other Party.

9.5	Publicity

(a)
Invetech shall be entitled to use any publicity material, including without limitation, electronically stored and transmitted material, images of the Production System and references to the Agreement and Invetech's role in it, provided that the use of such images and references do not breach Invetech's obligations under clause 9 or disclose Confidential Information of Argos generated in the course of the Program that is not otherwise in the public domain and provided that Argos provides advance written consent which shall not be unreasonably withheld.

(b)
Prior to Completion of the Development, Invetech shall be entitled to make limited public disclosures of the Program and Invetech's relationship with Argos, including but not limited to approaching Argos to provide trade references to prospective Invetech clients, provided that:

(i)	the use of publicity materials and related actions do not breach Invetech's obligations under clause 9 or disclose Confidential Information of Argos; and

(ii)	provided that Argos provides prior written consent which shall not be unreasonably withheld.

10.	Inspection of Records

Argos or its authorised representatives (subject to reasonable confidentiality undertakings) may request to inspect Invetech's quality system, fees, materials and expenses, and regulatory records relating to the Program at any time during regular business hours on reasonable advance notice, or at other mutually agreed times. Invetech agrees to allow all reasonable requests and agrees to up to [**] by Argos or its nominated agent (subject to reasonable confidentiality undertakings).

11.	Reliance on information, results, Products, etc.

Argos acknowledges and agrees that except as otherwise set forth in this Agreement or in a Proposal:

(a)
Invetech is under no obligation to obtain any independent verification of any information whether provided by or on behalf of Argos or obtained from any other source whatsoever, nor to obtain any searches of any intellectual property registrations or other matters of public record unless it is specifically required to do so in any Proposal;

(b)
prior to implementing any recommendations or results of the provision of Invetech's services or using any Production System or Prototype, Argos is responsible for verifying the suitability and safety for implementation or use of those recommendations, results, Production Systems or Prototypes;

(c)
the accuracy of surveys and the achievement of results forecast will depend upon matters outside Invetech's control, and Invetech does not warrant or represent that any forecasts made by Invetech in relation to this Agreement are accurate or will be realised; and

(d)
for the avoidance of doubt, no statement of fact made by Invetech whether in the Proposal or in any report or letter to Argos or whether made orally, is to be construed as a representation, undertaking or warranty unless identified as such.

12.	Compliance and regulatory

(a)
The Parties must each fully comply at all times with all applicable legislation, laws, codes, regulations, ordinances, governmental policies, directions, practices, orders and rules with respect to the performance of their respective obligations under this Agreement but the Parties agree that unless otherwise agreed in any Proposal or in this Agreement, Argos will bear the cost of and be responsible for identifying, obtaining, maintaining and complying with any and all regulatory and compliance requirements and directions in respect of or affecting any Production System and any Prototypes (including but not limited to all legislation, Acts, regulations, rules and by-laws for the time being in force and all orders or directions which may be made or given by any statutory or any other competent authority in respect of or affecting any Production System or any Prototypes in any jurisdiction in which they may be manufactured, used or sold).

(b)
Argos will seek information promptly regarding required registrations, approvals and applicable regulations as noted in paragraph (a) and which may affect any Production System (whether relating to importation, manufacture, use, sale or distribution of any Production System) and will provide this information to Invetech promptly for appropriate consideration in the context of Proposals.

13.	Representations and warranties

13.1	Invetech Representations and Warranties

Invetech represents and warrants to Argos that:

(a)	Invetech is properly incorporated and validly existing;

(b)
Invetech is empowered to enter into this Agreement and to carry out any transaction or obligation contemplated by this Agreement and all necessary actions have been taken to render this Agreement valid and binding on Invetech and to enable Invetech to carry out any transaction or obligation contemplated by this Agreement;

(c)
to the best of its knowledge and belief, at the time of submitting each Proposal, Invetech has sufficient resources (including technical, qualified, trained staff and financial resources) to undertake Program Works;

(d)
Invetech will use reasonable endeavours to ensure that all software provided by Invetech or its subcontractors is and will be free of viruses, worms, Trojan horses and other malicious code, and that any Invetech developed code provided by Invetech, or by a subcontractor to Invetech acting under Invetech's direction or control, will be free of code designed to disable the software because of the passage of time, alleged failure to make payments due, or otherwise (except for documented security measures such as password expiration functions);

(e)
all work performed by Invetech and/or its subcontractors pursuant to this Agreement shall meet industry standards, specifically GAMP5, 2008 - A Risk Based Approach to Compliant GxP Computerized Systems and shall be performed in a professional and workmanlike manner by staff with the necessary skills, experience and knowledge;

(f)	the Production System shall be delivered free and clear of all liens and encumbrances;

(g)
for a period of [**] months after acceptance by Argos of the Production System under clause 3.2(b) (the Warranty Period), the Production System will be free from defects in material and workmanship and comply in all material respects with the Specification, providing that the equipment has been used in accordance with the operating manuals, cleaned in the specified manner with the specified cleaning materials and maintained in accordance with the procedures specified in the maintenance manuals; and

(h)
all documentation for the Production System will, to the extent set out in applicable Proposals, be in all reasonable respects complete and accurate, and will enable data processing professionals and other Argos employees with ordinary skills and experience to utilize the Production System for the expressed purpose for which it is being developed.

Without limiting Argos’ remedies in clause 4.2, if Invetech breaches any of the warranties above, Invetech will remedy that breach as part of the Program Works without further cost to Argos. Without limiting Argos’ remedies in clause 4.2, if Invetech breaches any of the warranties (a) to (f) above, Invetech will remedy that breach without further charge to Argos. If Invetech fails to remedy the breach, the consequences of that failure will be determined by the Coordination Committee or, if the Coordination Committee is unable to reach a determination on this matter, in accordance with Article 18.

13.2	Argos Representations and Warranties

Argos represents and warrants to Invetech that:

(a)	Argos is properly incorporated and validly existing;

(b)
Argos is empowered to enter into this Agreement and to carry out any transaction or obligation contemplated by this Agreement and all necessary actions have been taken to render this Agreement valid and binding on Argos and to enable Argos to carry out any transaction or obligation contemplated by this Agreement;

(c)
Argos has or will obtain and provide Invetech with effective reasonable access (as required by Argos Program or Proposal requirements) to technology comprising part of the Argos Program Inputs and necessary for the Program; and

(d)
Argos will use reasonable endeavours to ensure that any software forming part of any Argos Program Inputs or otherwise provided by Argos, or by a subcontractor to Argos acting under Argos' direction or control, to Invetech is and will be free of viruses, worms and Trojan horses and other malicious code, and any code designed to disable the software because of the passage of time, alleged failure to make payments due, or otherwise (except for documented security measures such as password expiration functions).

14.	Exclusion of warranties and limited liability

14.1	Production System Warranties

(a)	Invetech makes no warranties in respect of the Production System or any Prototype other than as expressly set out in this Agreement.

(b)	Argos will be responsible for reviewing:

(i)	Specifications;

(ii)	Performance Test Results for each Prototype; and

(iii)	End-of-Stage Acceptance Plans,

and must satisfy itself that each Prototype substantially complies with the requirements defined in End-of-stage Acceptance Plans.

14.2	Exclusions of Implied Warranties

(a)	In this clause 14.2, Australian Consumer Law means the Australian Consumer Law set out in Schedule 2 to the Competition and Consumer Act 2010 (Cth) as amended or replaced from time to time.

(b)
To the extent that Argos acquires goods or services from Invetech as a consumer within the meaning of the Australian Consumer Law, Argos may have certain rights and remedies (including, without limitation, consumer guarantee rights) that cannot be excluded, restricted or modified by agreement.

(c)
Nothing in this clause 14.2 operates to exclude, restrict or modify the application of any implied condition or warranty, provision, the exercise of any right or remedy, or the imposition of any liability under the Australian Consumer Law or any other statute where to do so would:

(i)	contravene that statute; or

(ii)	cause any term of this agreement to be void,

(Non-excludable Obligation).

(d)
Except in relation to Non-excludable Obligations, all conditions, warranties, guarantees, rights, remedies, liabilities or other terms that may be implied by custom, under the general law or by statute are expressly excluded under this Agreement.

(e)
In relation to Non-excludable Obligations (other than a guarantee as to title, encumbrances or quiet possession conferred by the Australian Consumer Law), except for goods or services of a kind ordinarily acquired for personal, domestic or household use or consumption (in respect of which Invetech's liability is not limited under this Agreement), Invetech's liability to Argos for a failure to comply with any Non excludable Obligation is limited to:

(i)	in the case of services, the cost of supplying the services again or payment of the cost of having the services supplied again; and

(ii)
in the case of goods, the cost of replacing the goods, supplying equivalent goods or having the goods repaired, or payment of the cost of replacing the goods, supplying equivalent goods or having the goods repaired.

14.3	Limited Liability

(a)
With the exception of claims of infringement of any Invetech Intellectual Property rights made by a third party, or Invetech’s breach of its obligations under Section 9,  and without limiting the warranties given by Invetech in clause 13.1 and Argos’ remedies for breaches thereof, the Parties agree that Invetech has no liability regarding any Production System or any Prototype (including but not limited to manufacture, use or operation of any Production System or any Prototype), except to the extent caused by Invetech's negligence or deliberate wrongful acts and omissions. For the avoidance of doubt and without limiting the foregoing in this clause (a), Invetech has no liability:

(i)	in relation to a design defect, where Invetech has, prior to Completion of the Development, identified and notified in writing to Argos, the existence and nature of that design defect;

(ii)
in relation to a design defect or operating conditions which were not the subject of a specific test program which formed part of the Program Works, except where Invetech was aware of the existence of that design defect; or

(iii)	in relation to a design defect that was not detectable or likely to be detected within the scope or duration of testing undertaken as part of the Program Works.

(b)
Notwithstanding any other provision of this Agreement but subject to clause 14.3(e), absent fraud or intentional misconduct, each Party's total cumulative liability to the other Party under or in any way connected with this Agreement (including liability for negligence) is limited to the lesser of:

(i)	the total of the fees, expenses and costs paid or payable by Argos under this Agreement under Argos' authorised Proposals; or

(ii)	USD10,000,000.

(c)
Argos' obligation to make payments to Invetech under clause 4 (Terms of payment) or clause 5 (Deferred Fees) is not to be accounted towards Argos' total cumulative liability for the purpose of clause 14.3(b).

(d)	No Party will be liable for any loss of profits, loss of business, loss of goodwill or any indirect or consequential damages however arising.

(e)
This Clause 14.3 does not apply to Argos' obligation to indemnify Invetech under clause 15(a)(i), 15(a)(ii) and 15(a)(iii)  or Invetech’s obligation to indemnify Argos pursuant to Section 15(b)(iii) for claims brought by third parties.

15.	Indemnity

(a)	Argos indemnifies Invetech against all losses, claims, proceedings, damages, costs and expenses (Losses) in respect of or arising directly from:

(i)	any Production System, any Prototypes or their use or operation by Argos or any person other than Invetech that is authorized by Argos to use or operate such Production System or Prototype;

(ii)	the use by any person other than Invetech of any system, design, process or procedure recommended, developed or devised by Invetech for or on behalf of Argos;

(iii)	any defect or deficiency in, or hazardous aspect of, any Argos Program Input; or

(iv)	any breach by Argos of any of its obligations under this Agreement;

(v)	the negligence of Argos, its Affiliates and their respective employees, agents or contractors.

(b)	Invetech indemnifies Argos against all Losses to the extent arising directly from:

(i)	a breach of this Agreement by Invetech;

(ii)	the negligence of Invetech, its Affiliates and their respective employees, agents or contractors in the course of work on this Program;

(iii)	the Gross Negligence or wilful misconduct of Invetech, its Affiliates and their respective employees, agents or contractors;

(iv)
any third party claim alleging that the Production System or Invetech's services hereunder involve the misuse by Invetech of such third party's confidential information (except to the extent that such claim is based on information provided by Argos) or that the exercise by Argos of the Invetech IP License infringes the intellectual property rights of a third party.

(c)
Notwithstanding the foregoing, neither party shall have any obligation to indemnify the other party for any Losses to the extent those Losses are attributable to the other party's Gross Negligence or wilful misconduct.

(d)	Each party must take reasonable steps to mitigate any Losses for which it seeks to be indemnified under this clause 15.

16.	Insurance

Argos and Invetech each agree to take out and maintain reasonably prudent employee, product, public liability and other insurance policies consistent with good business practice and will produce evidence of current insurance arrangements to the other Party at any time on request.

17.	Term and termination

17.1	Term

Unless terminated under clause 17.2, this Agreement commences on the Effective Date and continues until Completion of the Program (whereupon it will automatically terminate subject to clause 17.4).

17.2	Grounds for Termination

This Agreement may be terminated:

(a)	at any time with immediate effect by mutual written agreement of the Parties;

(b)	by deemed mutual agreement of the Parties:

(i)	upon the occurrence of Technical Failure; or

(ii)
where, in spite of both Parties' reasonable commercial efforts, sixty (60) days has elapsed since submission of a Proposal for the next Development Stage with no authorisation of that or any further Proposal for additional Program Works being received (except that this 60 day period may be extended by written agreement between the Parties until Completion of the last Development Stage outstanding under a Proposal which remains current and incomplete at expiration of any such 60 day period); or

(iii)
if either Party forms the view (and notifies the other Party in writing) that intellectual property or regulatory constraints or commercial considerations prevent the viable commercialization of the Production Systems, notwithstanding the achievement of technical feasibility.  The Party claiming that such circumstances apply must provide to the other Party a detailed description of such circumstances and the potential reasons why they cannot be overcome.

(each constituting a Deemed Termination);

(c)	by Argos at any time without cause by giving notice in writing to Invetech (Termination for Convenience)

(d)	by notice in writing from the non defaulting Party:

(i)
if a material breach of any material provision of this Agreement, being capable of remedy, is not remedied to the reasonable satisfaction of the non defaulting Party within [**] days of receipt by the defaulting Party of a notice from the non defaulting Party setting out the nature of the breach and requiring the breach to be remedied and a subsequent good faith discussion (or attempt to hold same on the part of the non defaulting Party) between the parties has failed to otherwise resolve the matter;

(ii)
if an application (including any voluntary application) is made to any court for an order or an order is made that the other Party be wound up or liquidated or that a liquidator or provisional liquidator be appointed and that application is not withdrawn or dismissed within one hundred and twenty (120) days;

(iii)	if a trustee in bankruptcy, liquidator or provisional liquidator is appointed in respect of the other Party;

(iv)
if a trustee in bankruptcy, receiver or receiver and manager (or similar insolvency administrator) is appointed to any of the assets or undertaking of the other Party and that appointment is not terminated within sixty (60) days;

(v)	if the other Party enters into a scheme of arrangement, plan of reorganisation or composition with all or a significant class of its creditors, or;

(vi)	if the other Party ceases carrying on business or admits in writing that:

(A)	it is unable to pay its debts as and when they fall due; or

(B)	it intends to cease carrying on its business for any reason,

(each being a Default Termination).

17.3	Consequences of Termination

(a)	On termination of this Agreement for any reason:

(i)
both Parties, acting through the Coordination Committee, shall discuss in good faith whatever measures are reasonably necessary (i) to complete the Development Stage then being conducted and (ii) to mitigate the cost to each Party of the Termination;

(ii)
both Parties agree, as soon as possible, to return, destroy and certify in writing the destruction of, or destroy and permit the other Party to witness the destruction of all Confidential Information of the other Party in the possession or control of that Party and its employees and any person to whom that Party has disclosed all or any of the Confidential Information of the other Party (whether or not with the consent of the other Party) (with the exception of archival copies held on back-up media and one (1) copy if needed to be retained for insurance or record purposes and retention of such Confidential Information as is contemplated by and for the period of any licences that are conferred and will continue under this Agreement despite termination);

(iii)
both Parties agree, as soon as possible, to pay all amounts due and payable to the other Party under this Agreement. In the case of Argos, this includes payment by Argos of all outstanding invoices and payment for all work performed and expenses incurred up to the date of termination and payment of all Deferred Fees, together with all interest accrued in accordance with clause 5.2;

(iv)	the Invetech IP Licence shall remain in force on the same conditions as provided under clause 8(d) hereof, unless Argos otherwise notifies Invetech in writing; and

(v)	subject to payment by Argos of:

(A)	all outstanding invoices and payment for all work properly performed and expenses properly incurred up to the date of termination;

(B)	all Deferred Fees, together with all interest accrued in accordance with clause 5.2, if applicable; and

(C)	any other payments that have become payable under this Agreement prior to the effective date of termination,

Invetech will transfer to Argos, as soon as practically feasible, and in any event no later than [**] days following the effective date of termination, (i) the Production System or the Prototype (if and as applicable) (ii) the Equipment, (iii) the Program Intellectual Property created in the course of the Development Stage during which termination has occurred, and any Program Intellectual Property created in the course of any prior Development Stage to the extent not previously delivered for which full payment has been received by Invetech, together with any and all relevant engineering and/or manufacturing documentation relating to the Program then in the possession of Invetech and, during such sixty-day period, provide such other services as Argos may reasonably request associated with the orderly wind down of the Program or any applicable Development Stage. Argos will meet Invetech's costs and expenses in preparing, packaging and transferring the items set out in this paragraph and performing any other services required under this paragraph.

(b)	On termination of this Agreement for any reason other than Default Termination caused by Invetech, Argos will pay to Invetech an amount calculated as:

(i)	the average of monthly invoice amounts for the then current Development Stage(s); or

(ii)
if, at the time of termination, there is no current Development Stage or there have been no monthly invoices under the current Development Stage(s), the average of monthly invoice amounts during the immediately preceding six month period.

This amount shall be applied against (but not in any way limiting) any fees associated with transfer to Argos under clause (a)(v).

17.4	Survival

Termination of this Agreement will not affect any of the accrued rights or remedies of either Party.

Clauses 3.3 (Title and Risk in Equipment and Prototypes), 4 (Terms of payment), 5 (Deferred Fees), 6 (GST), 7 (Replication arrangement), 8(Intellectual Property Rights), 9 (Confidential Information), 10  (Inspection of records), 13 (Representations and warranties), 14 (Exclusion of warranties and limited liability), 15 (Indemnity), 17.3 (Consequences of Termination), 17.4 (Survival), 18 (Dispute Resolution) and any other term by its nature intended to survive termination of this Agreement, will continue to apply after any termination, extension or assignment of this Agreement.

18.	Dispute resolution

18.1	Discussion and Arbitration

The Parties agree that:

(a)
neither Party may commence court proceedings (except proceedings seeking interlocutory relief), in respect of any dispute arising out of this Agreement (Dispute) unless it has complied with this clause 18;

(b)	if any Dispute remains unresolved after [**] days after it has been the subject matter of a formal notice by a Party to the other Party it will immediately be submitted to the Coordination Committee;

(c)
if, despite this, any dispute remains unresolved for a further [**] days it will immediately be submitted to the Chief Executive Officer of Invetech and the Chief Executive Officer of Argos (or their nominees) for resolution;

(d)
if, despite this, any such Dispute remains unresolved after a further [**] days (or such longer period agreed by the Parties in writing), either party may by written notice refer the matter to arbitration in which case it will be resolved by an arbitrator agreed by the Parties or, failing agreement within [**] days, by an arbitrator appointed for this purpose by the Institute of Arbitrators and Mediators, Australia in Melbourne, Australia if the arbitration is initiated by Argos or by an arbitrator appointed by the American Arbitration Association in North Carolina if the arbitration is initiated by Invetech.

(e)
any arbitration under this clause shall be finally settled in Melbourne, Australia under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with those Rules if the arbitration is initiated by Argos or in Raleigh, North Carolina under the rules of the American Arbitration Association if the arbitration is initiated by Invetech.

(f)
the appointment will require the arbitrator to use his or her best endeavours to certify in writing to Argos and Invetech the determination that has been made within [**] days of the appointment and any costs associated with any such referral and determination will be paid by Invetech and Argos in equal shares unless the expert considers one party to have been vexatious or frivolous in which case that party shall pay all of those costs.

18.2	Continued Performance

To the maximum extent possible both Parties will each continue to fulfil their other respective obligations under this Agreement pending the final resolution of any Dispute except to the extent the Agreement has been expired or earlier terminated.

19.	Good faith and Non-Solicitation

19.1	Dealing in Good Faith

The Parties agree to negotiate with each other with utmost good faith and notify each other immediately of any occurrence which is likely to have an adverse effect on that party's capacity to perform its obligations under this Agreement. The Parties will then discuss the matter to agree on an appropriate resolution and remedy.

20.	Notices and other communications

20.1	Service of notices

A notice, demand, consent, approval or communication under this Agreement (Notice) must be:

(a)	in writing, in English and signed by a person duly authorised by the sender; and

(b)
hand delivered or sent by prepaid post or facsimile to the recipient's address for Notices specified in the Details, set forth in Schedule 1, as varied by any Notice given by the recipient to the sender.

20.2	Effective on receipt

A Notice given in accordance with clause 20.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, on the second Business Day after the date of posting (or on the seventh Business Day after the date of posting if posted to or from a place outside Australia) or;

(c)
if sent by facsimile, when the sender's facsimile system generates a message confirming successful transmission of the entire Notice unless, within eight Business Hours after the transmission, the recipient informs the sender that it has not received the entire Notice, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

21.	Miscellaneous

21.1	Alterations

This Agreement may be altered only in writing signed by each Party.

21.2	Approvals and consents

Except where this Agreement expressly states otherwise, a Party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this Agreement.

21.3	Assignment and Third Party Benefit

(a)
Invetech may transfer any of its rights under this Agreement to any Affiliate of Invetech with the prior written consent of Argos, such consent not to be unreasonably withheld.  Argos may assign or transfer any of its rights under this Agreement to an Affiliate of Argos without the prior consent of Invetech.

(b)	Subject to paragraph (a) above, a Party may only assign this Agreement or a right under this Agreement with the prior written consent of the other Party, such consent not to be unreasonably withheld.

(c)
Notwithstanding the foregoing, this Agreement may be assigned by either party without the consent of the other party in connection with a merger, consolidation or sale or other transfer of substantially all of such party's assets (or substantially all of its assets relating to this Agreement); provided, however, that the assigning Party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

21.4	Costs

Each Party must pay its own costs of negotiating, preparing and executing this Agreement.

21.5	Duties and Taxes

Any stamp duty, duties or other taxes of a similar nature in connection with this Agreement or any transaction contemplated by this Agreement, must be paid by Argos.

Invetech must use reasonably diligent endeavours to ensure that such stamp duty, duties or other taxes of a similar nature levied by the Commonwealth of Australia or any State or Territory of Australia are incorporated in the costings set-out in Proposals.

21.6	Survival

Any indemnity or any obligation of confidence under this Agreement is independent and survives termination of this Agreement. Any other term by its nature intended to survive termination of this Agreement survives termination of this Agreement, including the clauses specified in clause 17.4.

21.7	Counterparts

This Agreement may be executed in counterparts. All executed counterparts constitute one document.

21.8	No merger

The rights and obligations of the Parties under this Agreement do not merge on completion of any transaction contemplated by this Agreement.

21.9	Entire agreement

This Agreement, together with its Schedules and Annexures, Proposals and Specifications constitutes the entire agreement between the Parties in connection with its subject matter and supersedes all previous agreements or understandings between the Parties in connection with its subject matter, including without limitation the Prior Agreement (it being understood and agreed that the Prior Agreement governs the subject matter prior to the Effective Date) and the terms that expressly survive the Prior Agreement shall survive with respect to such matters arising, occurring or accruing prior to the Effective Date).

21.10	Force majeure

No Party is liable for any failure to perform or delay in performing its obligations under this Agreement if that failure or delay is due to anything beyond that Party's reasonable control. This clause does not apply to any obligation to pay money. The deadline for any obligation that is affected by the force majeure will be extended by a period equivalent to the period for which the force majeure has prevented that obligation being performed.

21.11	Further action

Each Party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this Agreement and any transaction contemplated by it.

21.12	Severability

A term or part of a term of this Agreement that is illegal or unenforceable may be severed from this Agreement and the remaining terms or parts of the term of this Agreement continue in force.

21.13	Waiver

A Party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the Party giving the waiver.

21.14	Relationship

Except where this Agreement expressly states otherwise, it does not create a relationship of employment, trust, agency or partnership between the Parties.

21.15	Announcements

A public announcement in connection with this Agreement or any transaction contemplated by it must be agreed by the Parties before it is made, except if required by law or a regulatory body (including a relevant stock exchange), in which case the Party required to make an announcement must, to the extent practicable, first consult with and take into account the reasonable requirements of each other Party.

21.16	Governing law and jurisdiction

This Agreement is governed by the law of England and Wales.

21.17	Precedence of documents

To the extent of any inconsistency between the documents comprised in this Agreement, the following order of precedence (highest to lowest) will apply:

(a)	clauses 1 to 21 of this Agreement;

(b)	the Specifications;

(c)	the applicable Proposal;

(d)	the applicable End-of-stage Acceptance Plan;

(e)	the Program Management Plan;

(f)	other schedules and attachments to this Agreement.

Schedule 1  – Key Details

PAYMENT ACCOUNT DETAILS (clause 4 (Terms of Payment))

Bank Name: [**]

Bank Address:      [**]

Account Name:     [**]

Branch Code:         [**]

Account No:          [**]

Swift Code:            [**]

NOTICE DETAILS (clause 20 (Notices and other communications))

Invetech:                Colin White

President
Invetech Pty Ltd
495 Blackburn Rd
Mount Waverley  VIC  3149
AUSTRALIA

Argos:                    Jeffrey Abbey
Chief Executive Officer and President
Argos Therapeutics, Inc.
4233 Technology Drive
Durham, NC 27704
USA

Schedule 2  – Program Milestones

1. Key Program Milestones

[**]

2. Development Stages

Stage	Key output	Target Completion
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Schedule 3  – Generic Program IP

Following is a list of Generic Program Intellectual Property included for clarity on this issue.

General engineering principles and know-how related to:

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  A total of one page was omitted. [**]

Schedule 4  – Invetech Key Personnel

[**]

Schedule 5  – Specialist Program IP

Specialist Program Intellectual Property existing as of the Effective Date includes (unless specifically listed as Generic Program IP in Schedule 3), but is not limited to:

[**].

Schedule 6  – Invetech Intellectual Property

Refer document:

Invetech Cellular IP items D4.pdf

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  A total of eight pages were omitted. [**]

Signing page

EXECUTED as an agreement.

Signed for Invetech Pty Ltd by an authorised officer in the presence of		/s/ Colin White	←
Signature of officer
/s/ Richard Grant	←	Colin White
Signature of witness		Name of officer (print)
Richard Grant		Chief Executive Officer
Name of witness (print)		Office held

Signed for Argos by an authorised officer in the presence of		/s/ Fred Miesowicz	←
Signature of officer
/s/ Alida M. Clark	←	Frederick Miesowicz
Signature of witness		Name of officer (print)
Alida M. Clark		COO
Name of witness (print)		Office held
/s/ Lori Harrelson Lori Harrelson VP Finance

Annexure A – Functional Requirement Specification

Refer document:

STEIN_340_1072_E5_STEINMAN_Functional_Requirement_Specification.xls

Functional Requirement Specification provided separately

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  A total of sixty pages were omitted. [**]

Annexure B – Quality and Project Plan

Refer document:

STEIN_340_1073_B3_Quality and Project Plan.pdf

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  A total of 25 pages were omitted. [**]

Annexure C – Proposals

Proposals subject to this agreement include:

OT18601_41512b1 Stage 4.2.1 Fully Executed.pdf

OT18651_41566b1 Stage 2.1 Fully Executed.pdf

OT18675_41609b1_Stage_2 2 Fully Executed.pdf

OT18728_41650a1_Stage 2.3 Fully Executed.pdf

OT18776_41698a1_Stage 2.4 Fully Executed.pdf

And any subsequent proposals to be written for the duration of the Development Program culminating in the delivery of units comprising one Production System (one each of Pebbles, Rocky II, Plasma, Monocyte Isolation and Culture, TIP, Electroporation and Formulation stations).

Proposals provided separately

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  A total of 112 pages were omitted. [**]